UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER: 000-32475

                                                       CUSIP NUMBER: 04634R 10 6

(Check One):

|_|  Form 10-K    |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q   |_|  Form 10-D
|_|  Form N-SAR   |_| Form N-CSR

                       For Period Ended: May 31, 2007

                       |_|  Transition Report on Form 10-K
                       |_|  Transition Report on Form 20-F
                       |_|  Transition Report on Form 11-K
                       |_|  Transition Report on Form 10-Q
                       |_|  Transition Report on Form N-SAR

         For the Transition Period Ended:______________________________

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART 1 - REGISTRANT INFORMATION
================================================================================

Full Name of Registrant:  Astrata Group Incorporated
                          -----------------------------------
Former Name if Applicable:
                          -----------------------------------
Address of Principal Executive Office

                        950 South Coast Drive, Suite 265
                      -------------------------------------
                                Street and Number

                          Costa Mesa, California 92626
                      -------------------------------------
                            City, State and Zip Code

================================================================================
PART II - RULES 12B-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]         (a)   The reason described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
================================================================================

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.(Attach extra sheets if needed)

The Quarterly Report on Form 10-QSB for the period ended May 31, 2007 could not be filed within the prescribed time period because management requires additional time to conclude its preparation of Item 2 (Management's Discussion and Analysis or Plan of Operation) of Part I.

================================================================================
PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification

        MARTIN EULER             714               641-1512
      -----------------       ---------        ----------------
           (Name)            (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

      |X|  Yes |_|  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |_|  Yes |X|  No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

                           ASTRATA GROUP INCORPORATED
                       ----------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2007                    By: /s/ MARTIN EULER
                                           -----------------------------
                                           Martin Euler
                                           Chief Executive Officer and
                                           Chief Financial Officer